UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

FORM 8-K
______________________

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): May 28, 2020
EDGEWELL PERSONAL CARE COMPANY

(Exact name of registrant as specified in its charter)

Missouri	1-15401	43-1863181
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6 Research Drive, Shelton, Connecticut 06484
(Address of principal executive offices)

203-944-5500
(Registrant's telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	EPC	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On June 2, 2020, Edgewell Personal Care Company (the “Company”) issued a press release (the “Organizational Press Release”) announcing updates to its organizational structure and leadership team. The Organizational Press Release outlines certain changes to management roles and responsibilities under the leadership of Rod Little, who was appointed the Company’s President and Chief Executive Officer on March 1, 2019. A copy of the Organizational Press Release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
Under the new organizational structure, the Company will eliminate the position of Chief Operating Officer effective as of November 15, 2020, which position is currently held by Colin Hutchison. As a result of this change, Mr. Hutchison has decided to pursue other interests and he and the Company have entered into a separation agreement and general release (the “Separation and Release Agreement”), effective May 28, 2020, a copy of which is filed herewith as Exhibit 10.1 The Company wishes to thank Mr. Hutchison for his dedication and the numerous contributions he has made to the Company over the past 15 years.
Pursuant to the Separation and Release Agreement, Mr. Hutchison agreed to a customary release and restrictive covenants. Mr. Hutchison’s separation from the Company will be effective November 15, 2020 (the “Separation Date”), after which Mr. Hutchison will be entitled to the following benefits, subject to certain conditions as set forth in the Separation and Release Agreement: (i) a lump sum severance payment in an amount equal to the sum of (a) one and a half times Mr. Hutchison’s annual base salary as of the Separation Date, and (b) one and a half times the Fiscal Year End 2020 Bonus actually paid to Mr. Hutchison pursuant to the terms of the Company’s Executive Bonus Plan, less applicable withholdings and deductions required by law, as authorized by Mr. Hutchison and as required by the Edgewell Personal Care Company Executive Severance Plan (the “Severance Plan”); (ii) if Mr. Hutchison is a participant in the Edgewell Group Health Plan on the Separation Date, the Company shall pay Mr. Hutchison an amount of one and a half times the full monthly premium cost (employer plus employee) for the level of coverage in effect as of the Separation Date multiplied by 18, less applicable withholdings and deductions required by law, as authorized by Mr. Hutchison and as required by the Severance Plan; (iii) a lump sum payment equal to all accrued but unpaid time off available to Mr. Hutchison pursuant to Company policy in effect as of the Separation Date; and (iv) any additional separation benefit obligations arising under Mr. Hutchison’s local U.K. Employment Agreement, the U.K. Settlement Agreement, and/or local law.
In connection with Mr. Hutchison’s relocation to the United Kingdom, Mr. Hutchison and the Company’s wholly-owned subsidiary, Wilkinson Sword Limited, also entered into a settlement agreement, effective May 28, 2020 (the “U.K. Settlement Agreement”) and a U.K. employment agreement, as set forth on Schedule 3 of the U.K. Settlement Agreement (the “U.K. Employment Agreement”, and, together with the Separation and Release Agreement and the U.K. Settlement Agreement, the “Agreements”), a copy of which is filed herewith as Exhibit 10.2.
The U.K. Employment Agreement will govern the terms of Mr. Hutchison’s continued employment as Chief Operating Officer from July 1, 2020 until the Separation Date. There have no material changes to Mr. Hutchison’s compensation except to translate all figures to British pounds sterling. Pursuant to the U.K. Settlement Agreement, Mr. Hutchison agreed to a settlement and waiver of any and all claims that Mr. Hutchison has or may have in connection with his employment or its termination under the U.K. Employment Agreement or otherwise against the Company in consideration for the benefits which may accrue under the Separation and Release Agreement.
The foregoing description of the Agreements does not purport to be complete and is subject to and qualified in its entirety by reference to the Agreements, copies of which are filed as Exhibits 10.1 and 10.2 respectively, hereto and which are incorporated into this Item 5.02 by reference.

Item 7.01 Regulation FD Disclosure
On June 2, 2020, the Company issued the Organizational Press Release announcing updates to its organizational structure and leadership team. A copy of the press release is furnished hereto as Exhibit 99.1 and incorporated herein by reference.
The information contained in this Item 7.01 and in Exhibit 99.1, is being furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of that section. Such information shall not be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference to such filing.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	Separation and General Release Agreement effective May 28, 2020 by and between Colin Hutchison and Edgewell Personal Care Company.
10.2	Settlement Agreement effective May 28, 2020 by and between Colin Hutchison and Wilkinson Sword Limited.
99.1	Press Release of Edgewell Personal Care Company issued on June 2, 2020.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDGEWELL PERSONAL CARE COMPANY

By:  /s/ Marisa Iasenza
Marisa Iasezna
Chief Legal Officer

Dated: June 2, 2020